Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 14, 2009
CLARCOR REPORTS RECORD FOURTH QUARTER AND FISCAL 2008 RESULTS
2008 SALES, OPERATING PROFIT, NET EARNINGS AND EARNINGS PER SHARE
INCREASE FOR THE 16th CONSECUTIVE YEAR
Fiscal Fourth Quarter and Full Year 2008 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended		%	Year Ended		%
	11/29/08	12/1/07	Change	11/29/08	12/1/07	Change
Net Sales	$265,983	$238,266	11.6	$1,059,601	$921,191	15.0
Operating Profit	$45,906	$40,111	14.4	$151,923	$129,814	17.0
Net Earnings	$29,060	$26,742	8.7	$95,654	$90,659	5.5
Diluted Earnings Per Share	$0.56	$0.53	5.7	$1.86	$1.78	4.5
Average Diluted Shares Outstanding	51,525	50,409	2.2	51,410	50,885	1.0
Fourth Quarter and Full Year 2008 Operating Review
FRANKLIN, TN, January 14, 2009— CLARCOR Inc. (NYSE: CLC) reported today its 16th consecutive annual increase in sales and earnings. Fiscal 2008 fourth quarter net earnings increased by 9% and diluted earnings per share increased by 6%. Fiscal 2008 net earnings increased 6% from 2007, and diluted earnings per share increased by 5%.
Fourth quarter operating margins in 2008 were 17.3% compared to 16.8% in 2007; full year operating margins improved to 14.3% in 2008 from 14.1% in 2007. Foreign currency fluctuations lowered fourth quarter 2008 sales and operating profit by $6 million and $1 million, respectively, but increased full year 2008 sales and operating profit by $9 million and $1 million, respectively.
Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “Fiscal 2008 marked CLARCOR’s 16th consecutive year of sales and earnings growth, but it was certainly not a typical year. Fortunately, the diversity of our filtration businesses and the breadth of our product lines and customer base offset unusual fluctuations during 2008 in product demand and material costs in many of our markets. Rather than focusing on our operating segments as I usually do, I want to discuss our performance by market channel for 2008 and our expectations for 2009.

“First though, I want to highlight that over 80% of our filtration products are sold into the replacement aftermarket. That is, our filter products are purchased, used and then repurchased continually during the year. In other words, these are not primarily one-time sales for which we have to constantly find new customers, but are sales of products that are continually in demand, in both good and bad times.
“Market channels which demonstrated strong demand for most of 2008 included oil and natural gas exploration and transmission, aerospace (which for us means filters used on aircraft), filters used on agricultural, mining and construction machinery, aviation fuel filtration systems and filters, and dust collector systems and replacement cartridges. Markets that showed largely consistent or slower growth in demand during 2008 included environmental filters sold for non-automotive HVAC applications, filters used in plastic and fiber resin manufacturing and filters used in pharmaceutical manufacturing. Over-the-road truck mileage and locomotive traffic declined in 2008. However, our filter sales to the over-the-road truck market were about even with 2007, though filter sales to the railroad market declined slightly in 2008. Sales to the automobile manufacturers and automotive parts suppliers were less than 4% of our total sales in 2008. So even though sales to these customers dropped noticeably, the impact on CLARCOR overall was not significant.
“Towards the end of 2008, we began to see a slowdown, as did many companies, in sales demand across most markets in the U.S. Importantly, and largely because of the broad diversification of our markets and products, growth still continued during the fourth quarter in many markets and particularly for aerospace, aviation fuel, dust collector cartridges and oil and gas, though at a slower rate than earlier in the year. Overseas, and mostly in Asia, growth was still good in the fourth quarter, but again not at the pace we saw in 2007 or earlier in 2008.
“Our acquisition of Perry Equipment Corporation in December 2007 added approximately $29 million in sales in the fourth quarter and $116 million in sales for all of 2008.
“Our packaging business grew in 2008 from 2007 with higher operating profit and increased margins. This was also the case for the fourth quarter as operating profit grew by over 35% and operating margins reached 11.3% compared to 8.8% in 2007. Because of the economic slowdown, we expect packaging sales and operating profit in 2009 to be approximately equal to sales and operating profit in 2008.
“It was a very unusual year for raw material costs. There were significant increases in metals, oil and natural gas, resins and adhesives, packaging materials and filter media prices during the first three quarters of the year. We were largely successful at raising our sales prices to match these cost increases or offsetting them through productivity improvements in our manufacturing plants. Suddenly, in the fourth quarter, hydrocarbon and most metals prices declined significantly. Though these declines did not materially impact our input costs in the fourth quarter, we expect to see these declines reflected in our cost structure throughout 2009. In addition, we have implemented a very aggressive cost reduction program to further contain manufacturing overhead and administrative costs.
“The CLC Air restructuring program remains a very important project. We were disappointed at the results at CLC Air in 2008 as we expected a significant improvement in operating profit, which did not materialize. We now believe the results we had expected in 2008 will be achieved in 2009, and the $14 million improvement in operating profit anticipated by the end of 2009 we now expect to occur by the end of 2010. More specifically, we had budgeted an operating profit at CLC Air in 2008, and this did not happen, though fourth quarter 2008 results were significantly better than 2007’s fourth quarter results and also better than any other quarter in 2008. Our goal for 2009 is an operating margin for this business of 3% to 5%, and in 2010 an operating margin of 7% to 9%. We will be consolidating our four Louisville, Kentucky area facilities into one location in Jeffersonville, Indiana in early 2009. We expect that this will be the last major plant consolidation effort in the restructuring plan. Most of the equipment we had ordered for all of our plants throughout the U.S. will be in place and in production by the middle of 2009.
“So far, I have discussed the markets we serve, but not the results of our business segments. Not only did our operating profits set a record, but our 2008 operating margins of 14.3% were the highest in 16 years. Our Engine/Mobile segment operating margin declined slightly to 22.6% in 2008 from 23.0% in 2007. Our Industrial/Environmental segment improved its operating margin to 8.4% in 2008 from 6.1% in 2007. Our near-term operating margin goal for this segment remains at 10%. The improved margin is due to the higher margins we earn in our liquid filtration businesses, and the margin improvement will come from the success of our CLC Air restructuring program. Finally, our Packaging segment also improved its operating margin to 8.6% in 2008 from 7.2% in 2007.
“Fiscal 2008 was another strong cash flow year for CLARCOR. Cash provided by operating activities was $107 million for 2008. We did not repurchase any of our common stock during the fourth quarter of 2008 as we felt that it was more prudent to reduce debt and maintain financial flexibility. Credit availability clearly became difficult towards the end of 2008 for even the most credit worthy U.S. companies. We are very fortunate to have a very strong balance sheet with debt, net of cash, to total capital of 6.2%. We are also fortunate to have a credit facility enabling us to borrow up to $250 million at an attractive borrowing rate. This credit facility does not expire until December 2012.
“Because of declining interest rates during the quarter, we recorded a $500,000 charge to interest expense under our interest rate swap agreement. For the entire year, the mark-to-market charge to interest expense was approximately $2 million and reduced the increase in net earnings in 2008 by $1.3 million. At year-end, our liability under the agreement was approximately $2 million and this amount will reduce interest expense during fiscal 2009 and the first month of 2010.
“Our effective tax rate in 2008 was 33.9% compared to 30.4% in 2007. In 2007, we recorded a one-time tax benefit due to various tax credits and reserve adjustments. In 2009, we expect our effective tax rate to be approximately 33% to 34%, which reflects faster growth in our non-U.S. businesses where income tax rates are generally lower than in the U.S.
“Capital expenditures for the quarter and the year were approximately $10 million and $35 million, respectively. In 2007, capital expenditures were $37 million. We expect capital expenditures in the range of $30 million to $40 million in 2009. We have postponed several plant expansions and information technology projects until we see a recovery in the U.S. and world economies, but we will continue to invest aggressively in new product and media development, cost reduction projects and safety initiatives.
“There is no doubt that 2009 will be an exceptionally difficult year for the U.S. and world economies, and this will be especially true for our first fiscal quarter. We expect that over-the-road trucking will rebound slightly towards the end of 2009 as lower fuel prices reduce the costs to ship products. Aerospace and aviation fuel filter sales should remain stable. Sales of HVAC air filter products should be steady, but the most important factor for CLARCOR in this market will be the success of our CLC Air restructuring program. We do not expect a rebound in sales of locomotive filters. We expect sales of resin and fiber filters to be slow for 2009. We expect sales of dust collector systems to decline in 2009 if capital spending continues to slow, but sales of dust collector cartridges should grow driven by our expanded nanofiber cartridge line.

“The big unknown will be sales of oil and gas filters. The significant reduction in the cost of oil and natural gas will certainly affect drilling programs and the building of transmission facilities and pipelines over the long-term, although the impact will be very uneven across geographies. What happens in 2009 is more unclear and for us will be impacted by our strategy to focus heavily on the sale of aftermarket products. Though we expect less money will be spent on building new facilities if oil and natural gas prices stay at current levels, the decline in oil and natural gas prices will eventually result in an increase in usage which will benefit sales of aftermarket filters. We do not expect to see an upturn in sales of filters to automobile manufacturers or part suppliers to the automotive industry, and we would not be surprised to see a further decline. Fortunately, filter sales to the automotive market are a very small portion of our business.
“A strong balance sheet with strong and consistent cash flows is a great advantage to have during a recession. Even with the pessimism that permeates current economic forecasts, our experience in other recessions is that we continue to grow, and we expect the same during this recession. The demand for cleaner air and cleaner liquids has not changed. Our aftermarket focus and our product, market and customer diversification provides stability to our sales and operating results. Though we remain optimistic about our company and its prospects, nevertheless a deep recession will certainly impact CLARCOR. Even though we anticipate a slow first quarter, we also expect 2009 will be our 17th record year in both sales and earnings, assuming though that the U.S. and world economies do not suffer a severe recession throughout the entire year. We expect growth in earnings per share in 2009, but we also recognize that the world has changed. At this time we estimate that diluted earnings per share will be in the range of $1.78 to $2.08 for 2009.
CLARCOR will be holding a conference call to discuss the fourth quarter and full year results at 10:00 am CST on January 15, 2009. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites or at 1-888-203-1112 or 1-719-457-0820 and providing confirmation code 7334390. The replay will be available through January 22, 2009, by telephone and for 30 days on the Internet.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, financial performance measures related to the Company, management’s short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company’s business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements are subject to finalization of our year-end financial and accounting procedures and involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. These risks include the failure to realize the economic and strategic benefits of the Peco transaction, the effect of unexpected or rapid changes in commodity costs and the Company’s ability to pass these costs on to its customers, the impact of a recession in the United States and world economies and particularly in certain foreign countries where the Company operates and the ability to realize benefits of the CLC Air restructuring program. In addition, the Company’s past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the “Risk Factors’’ section of the Company’s 2007 Form 10-K and in subsequent filings with the Securities and Exchange Commission. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.
TABLES FOLLOW
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CLARCOR 2008 FOURTH QUARTER RESULTS cont’d.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Fourth Quarter		Twelve Months
For periods ended November 29, 2008 and December 1, 2007	2008	2007	2008	2007

Net sales	$265,983	$238,266	$1,059,601	$921,191
Cost of sales	176,422	163,139	719,726	641,457

Gross profit	89,561	75,127	339,875	279,734
Selling and administrative expenses	43,655	35,016	187,952	149,920

Operating profit	45,906	40,111	151,923	129,814
Other income (expense)	(1,877)	414	(6,552)	695

Earnings before income taxes and minority interests	44,029	40,525	145,371	130,509
Income taxes	14,888	13,797	49,310	39,675

Earnings before minority interests	29,141	26,728	96,061	90,834
Minority interests in earnings of subsidiaries	(81)	14	(407)	(175)

Net earnings	$29,060	$26,742	$95,654	$90,659

Net earnings per common share:
Basic	$0.57	$0.54	$1.88	$1.80

Diluted	$0.56	$0.53	$1.86	$1.78

Average shares outstanding:
Basic	50,908,849	49,733,736	50,783,862	50,345,774
Diluted	51,524,905	50,408,823	51,410,436	50,885,314
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	November 29,	December 1,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$40,715	$36,059
Short-term investments	7,269	4,884
Accounts receivable, net	194,864	166,912
Inventories	158,201	135,846
Other	31,522	28,219

Total current assets	432,571	371,920
Plant assets, net	192,599	169,212
Acquired intangibles, net	319,053	177,927
Pension assets	—	8,341
Other assets	13,659	11,735

	$957,882	$739,135

Liabilities
Current liabilities:
Current portion of long-term debt	$128	$94
Accounts payable and accrued liabilities	138,292	109,619
Income taxes	5,083	4,458

Total current liabilities	143,503	114,171
Long-term debt	83,822	17,329
Long-term pension liabilities	27,307	15,104
Other liabilities	51,491	36,801

	306,123	183,405
Shareholders’ Equity	651,759	555,730

	$957,882	$739,135

SUMMARY CASH FLOWS
(Dollars in thousands)

	Twelve Months
	2008	2007

From Operating Activities
Net earnings	$95,654	$90,659
Depreciation	25,231	20,858
Amortization	5,157	2,531
Loss on interest rate agreement	2,007	—
Stock compensation expense	4,474	4,014
Excess tax benefits from stock compensation	(2,469)	(2,759)
Changes in short-term investments	(2,385)	27,311
Changes in assets and liabilities, excluding short-term investments	(20,658)	(6,468)
Other, net	125	1,178

Total provided by operating activities	107,136	137,324

From Investing Activities
Plant asset additions	(34,908)	(37,024)
Business acquisitions	(74,921)	(12,319)
Investment in affiliate	(2,000)	—
Proceeds from insurance claims	2,025	—
Other, net	904	1,476

Total used in investing activities	(108,900)	(47,867)

From Financing Activities
Net proceeds under revolving credit agreement	75,000	—
Payments on long-term debt	(16,092)	(4,623)
Cash dividends paid	(16,845)	(15,024)
Excess tax benefits from stock compensation	2,469	2,759
Purchase of treasury stock	(37,260)	(74,863)
Other, net	8,883	6,229

Total provided by (used in) financing activities	16,155	(85,522)

Effect of exchange rate changes on cash	(9,735)	3,073

Change in Cash and Cash Equivalents	$4,656	$7,008

CLARCOR 2008 FOURTH QUARTER RESULTS cont’d.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2008
	Quarter	Quarter		Quarter		Quarter
	Ended	Ended	Six	Ended	Nine	Ended	Twelve
	March 1	May 31	Months	August 30	Months	November 29	Months

Net sales by segment:
Engine/Mobile Filtration	$105,109	$108,658	$213,767	$117,753	$331,520	$107,513	$439,033
Industrial/Environmental Filtration	126,422	139,326	265,748	138,708	404,456	138,656	543,112
Packaging	18,650	19,153	37,803	19,839	57,642	19,814	77,456

	$250,181	$267,137	$517,318	$276,300	$793,618	$265,983	$1,059,601

Operating profit by segment:
Engine/Mobile Filtration	$22,342	$24,450	$46,792	$28,669	$75,461	$23,959	$99,420
Industrial/Environmental Filtration	4,285	11,444	15,729	10,404	26,133	19,715	45,848
Packaging	1,112	1,564	2,676	1,747	4,423	2,232	6,655

	$27,739	$37,458	$65,197	$40,820	$106,017	$45,906	$151,923

Operating margin by segment:
Engine/Mobile Filtration	21.3%	22.5%	21.9%	24.3%	22.8%	22.3%	22.6%
Industrial/Environmental Filtration	3.4%	8.2%	5.9%	7.5%	6.5%	14.2%	8.4%
Packaging	6.0%	8.2%	7.1%	8.8%	7.7%	11.3%	8.6%

	11.1%	14.0%	12.6%	14.8%	13.4%	17.3%	14.3%

	2007
	Quarter	Quarter		Quarter		Quarter
	Ended	Ended	Six	Ended	Nine	Ended	Twelve
	March 3	June 2	Months	September 1	Months	December 2	Months

Net sales by segment:
Engine/Mobile Filtration	$96,696	$108,504	$205,200	$112,280	$317,480	$112,549	$430,029
Industrial/Environmental Filtration	96,239	106,185	202,424	104,980	307,404	107,119	414,523
Packaging	16,595	20,436	37,031	21,010	58,041	18,598	76,639

	$209,530	$235,125	$444,655	$238,270	$682,925	$238,266	$921,191

Operating profit by segment:
Engine/Mobile Filtration	$20,277	$24,445	$44,722	$26,629	$71,351	$27,481	$98,832
Industrial/Environmental Filtration	2,874	5,498	8,372	6,100	14,472	10,992	25,464
Packaging	430	1,557	1,987	1,893	3,880	1,638	5,518

	$23,581	$31,500	$55,081	$34,622	$89,703	$40,111	$129,814

Operating margin by segment:
Engine/Mobile Filtration	21.0%	22.5%	21.8%	23.7%	22.5%	24.4%	23.0%
Industrial/Environmental Filtration	3.0%	5.2%	4.1%	5.8%	4.7%	10.3%	6.1%
Packaging	2.6%	7.6%	5.4%	9.0%	6.7%	8.8%	7.2%

	11.3%	13.4%	12.4%	14.5%	13.1%	16.8%	14.1%

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